Filed Pursuant to Rule 424(b)(3)

Registration No. 333-71620

Prospectus Supplement No. 1, dated April 12, 2002, to

Prospectus filed on January 10, 2002

Micron Technology, Inc.

29,069,767 Shares

Common Stock

                This prospectus supplement relates to the resale by the selling security holders of 29,069,767 shares of our common stock, $0.10 par value, that are issuable upon the exercise of warrants sold initially by us in private placements in July 2001 and August 2001.

                This prospectus supplement should be read in conjunction with the prospectus filed on January 10, 2002, which is to be delivered with this prospectus supplement.  The table captioned “Selling Stockholders” commencing on page 12 of the prospectus is hereby amended to reflect the following additions and changes.

Name	Number of Shares Beneficially Owned Prior to the Offering (1)		Number of Shares That May Be Sold in the Offering(2)	Number of Shares Beneficially Owned After the Offering(3)
	Number	Percentage		Number	Percentage
Bank Austria Cayman Islands, Ltd.	151,200	*	151,200	0	*
First Union International Capital Markets Inc. (4)	0	*	0	0	*
First Union National Bank (4)	0	*	0	0	*
First Union Securities Inc.	458,365	*	458,365	0	*
Goldman Sachs and Company (4)	91,687	*	91,687	0	*
Janus Global Technology Fund	891,818	*	891,818	0	*
MSD TCB, L.P.	447,500	*	447,500	0	*
PVI-J Investments, L.P. (4)	0	*	0	0	*
Ramius Capital Group	25,775	*	25,775	0	*
RCG Halifax Master Fund, LTD	31,300	*	31,300	0	*
RCG Latitude, Master Fund, LTD	87,825	*	87,825	0	*
RCG Multi Strategy, LP	63,900	*	63,900	0	*
Wachovia Bank National Association	525,000	*	525,000	0	*
Wachovia Securities International Limited	380,698	*	380,698	0	*

* represents less than 1% of the shares of common stock outstanding.

(1)          Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 601,621,882 shares of common stock outstanding as of April 10, 2002.  In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon exercise of all of that particular holder’s warrants.  However, we did not assume the exercise of any other holder’s warrants.

(2)          Assumes exercise of all of the holder’s warrants and that one share of common stock is issuable upon exercise of each warrant.  However, the number of shares of common stock issuable upon exercise of a warrant is subject to adjustment.  As a result, the amount of common stock issuable upon exercise of the warrants may increase or decrease in the future.

(3)          Assumes the sale of all shares that may be sold in the offering.

(4)          Reflects a reduction in such holder’s warrants due to sales after the date of the prospectus filed on January 10, 2002 and prior to the date of this supplement.

The prospectus and this prospectus supplement No. 1 constitute the prospectus required to be delivered by Section 5(b) of the Securities Actof 1933, as amended, with respect to offers and sales of the shares of common stock.  All references in the prospectus to “this prospectus” are hereby amended to read “this prospectus, as supplemented and amended.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.